Exhibit 99.1

CENTRAL VIRGINIA BANKSHARES, 2004 EARNINGS – UP 11.5  PERCENT,  4th QUARTER - UP 6.25 PERCENT

POWHATAN, VA.,  February 2, 2005 / PR Newswire /  - Central Virginia Bankshares, Inc. (NASDAQ: CVBK) reported  fourth quarter 2004 earnings of $ 1,193,298 an increase of $ 70,145 or 6.25 percent when compared to $ 1,123,153  in the fourth quarter of 2003. On a per share basis, basic earnings were $ 0.53 per share, an increase of 4 percent versus $ 0.51 per share in the fourth quarter of the prior year, while fully diluted earnings per share were $ 0.52 compared with $ 0.50 for the fourth quarter 2003.  In the fourth quarter, the Company’s return on assets was 1.27 percent unchanged from the prior year’s fourth quarter, while the return on average shareholders equity was 15.37 percent, versus 16.36 percent in the prior year’s fourth quarter. At December 31, 2004, total assets stood at a record $379,276,193, with investment securities at $169.0 million, loans at $179.9 million, deposits growing to $309.9 million and total shareholders equity reaching $31.4 million. At year end, the book value of a share of common stock had improved to $13.87 compared to $12.77 in 2003.

For the twelve months of 2004, net income totaled $ 4,364,324 an increase of $ 450,559 or 11.5 percent compared to $ 3,913,765 in 2003. Over this same period, primary earnings per share were $1.95 compared to $1.79 and on a fully diluted basis were $1.91 versus $ 1.72 an increase of 10.5 percent. The return on average assets was 1.18 percent and the return on shareholders equity was 14.8 percent.

Average earning assets for the fourth quarter were $ 348.6 million, an increase of $ 19.7 million or 6.02 percent when compared to $328.9 million in the corresponding quarter last year. Average loans grew by $ 20.5 million to $ 176.2 million, up 13.1 percent from the prior year’s fourth quarter average balances of $ 155.7 million. Deposits averaged $306.9 million up 2.5 percent from the prior year’s fourth quarter average of $299.5 million, as growth slowed from the double digit pace experienced over the past two years. The combination of a substantial increase in loans coupled with the slower deposit growth resulted in the bank's average investment securities portfolio shrinking by 3 percent or $5.3 million to $166.4 million from $ 171.7 million in the prior year’s fourth quarter. Overnight funds sold increased to $5.3 million compared to last year’s fourth quarter average of $ 0.7 million. Borrowings from the Federal Home Loan Bank in the fourth quarter averaged $30.5 million compared to $23.6 million in the fourth quarter last year, being comprised of a $ 4.6 million overnight advance and $25.9 million in fixed rate term convertible advances. Average total assets grew by $ 21.7 million or 6.12 percent to $ 376.5 million for the quarter compared to last year’s quarterly average of $ 354.8 million.

The net interest income on a fully tax equivalent (FTE) basis for the fourth quarter was $ 3.58 million, an increase of $0.11 million or 3.1 percent compared to $ 3.47 million in the fourth quarter of 2003. The tax equivalent net interest margin decreased to 4.11 percent for the quarter versus 4.22 percent in fourth quarter 2003. For the year, the FTE net interest income totaled $13.84 million versus $12.47 million, an improvement of $1.37 million or 11 percent. The net interest margin for the full year 2004 was 4.05 percent compared to 4.21 percent last year.

Non-interest income totaled $ 709,810 in the fourth quarter, a decline of 18 percent or $155,524 compared to the prior year’s fourth quarter total of $ 865,334. The decline is largely attributable to fewer securities gains and lower non-deposit investment product sales volumes and resulting commissions. For the year, non-interest income was $2.8 million compared to $3.0 million in the prior year, a decline of $ 165,407 or 5.5 percent from the prior year. Non-interest income is comprised of deposit fees and charges, secondary market mortgage loan sales revenue, earnings on bank owned life insurance investments, non-deposit investment product sales and non-recurring net securities gains and losses taken as part of regular portfolio management. The bank’s provision for loan losses for the quarter was $43,000 bringing the total for the year to $414,500 compared to $120,000 and $410,000 respectively in the prior year. The loan loss reserve is at 1.5 percent of net loans, versus 1.55 percent of net loans in the prior year. This decline is reflective of the lower levels of non-performing assets throughout the year. At quarter-end nonperforming assets totaled $1 million, up only slightly from the immediately preceding third quarter’s balance of $927,804 and a significant decline of $960,572 from the prior year’s fourth quarter balance of $1,960,421. The loan loss reserve also represents 270 percent coverage of total nonperforming assets.

Non-interest expense in the fourth quarter totaled $2.58 million an increase of 4.3 percent versus $ 2.48 million in the fourth quarter of last year. For the full year 2004 total non-interest expense was $9.98 million versus $9.13 million in 2003, an increase of $840,746 or 9.2 percent. Forty-five percent of the annual increase can be attributed to increases in staffing, a direct result of the overall growth of the bank, coupled with continuing enhancements to our employee health, benefit, and retirement plans. The remaining significant areas with increases were general other operating expenses, occupancy expenses, taxes and licenses, and advertising and public relations expense. The bank’s efficiency ratios for the quarter and year to date were 60.2 and 59.8 percent compared to 57.1 and 59.0 percent respectively for the prior year.

“The results for 2004 are indicative of sound earning asset and funding management. Despite our growth slowing, as anticipated, from the double digit levels in prior years, and ending 2004 at only 3.7 percent, we still increased our net income by 11.5 percent, increased capital by 11 percent, improved our return on shareholders equity to 14.8 percent, and maintained a respectable 1.18 percent return on assets.” commented Ralph Larry Lyons, President and CEO. “…we anticipate that favorable growth trends should increase in 2005, as will interest rate levels. Competition will be keen, and 2005 will be a challenging year, with the full financial impact of Sarbanes-Oxley, as well as the completion of construction and occupancy of our new main office and its related expense expected in the third quarter. In spite of any obstacles, I firmly believe we are up to the task at hand, and 2005 should prove to be another record year for Central Virginia Bankshares”.

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge and assumptions about future events, and may address issues that involve significant risks, uncertainties, and estimates, that may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

Central Virginia Bankshares, Inc. is the parent of Central Virginia Bank, a 31 year-old, $379 million community bank with its headquarters and two branches in Powhatan County and six other banking offices, two in the County of Cumberland, three in Chesterfield County and one in Henrico County, adjacent to metropolitan Richmond, Va.

SOURCE:

Central Virginia Bankshares, Inc.

CONTACTS:

Charles F. Catlett, III - Senior Vice President and Chief Financial Officer (804) 403-2002

Selected Financial Data follows for Central Virginia Bankshares, Inc., as of December 31, 2004

Central Virginia Bankshares, Inc.

	Fourth Quarter		12 Months Year to Date
	(Unaudited)		(Unaudited)
	2004	2003	2004	2003

Net Income	1,193,298	1,123,153	4,364,324	3,913,765
Interest & Fees on Loans	2,977,919	2,601,148	11,122,815	10,360,271
Interest on Investments	2,272,763	2,398,547	9,156,369	8,151,984
Interest on Funds Sold	23,734	1,953	38,260	30,802
Interest on Deposits	1,556,116	1,528,573	5,982,163	5,928,852
Interest on Borrowings	356,559	213,882	1,363,285	722,849
Net Interest Income (FTE)	3,579,762	3,472,173	13,839,362	12,472,598
Non Interest Income	709,810	865,334	2,838,384	3,003,791
Loan Loss Provision	43,000	120,000	414,500	410,000
Interest Expense	1,912,675	1,742,455	7,345,448	6,651,701
Non Interest Expense	2,582,543	2,476,735	9,975,205	9,134,459
Period End Balances:
Investment Securities	169,039,238	176,985,288
Fed Funds Sold	-	5,000,000
Loans (net of Unearned Discount)	179,932,177	158,504,366
Loan Loss Reserve	2,698,622	2,454,443
Non Interest Bearing Deposits	41,046,290	36,150,140
Total Deposits	309,946,969	300,720,514
Borrowings	36,497,000	35,214,000
Assets	379,276,193	365,834,702
Period End Shareholders Equity	31,380,946	28,342,738
Average Balances:
Average Assets	376,523,455	354,821,545	369,501,834	321,100,266
Average Earning Assets	348,601,721	328,916,393	341,839,984	296,204,415
Investment Securities	166,383,187	171,714,823	167,271,349	142,640,134
Federal Funds Sold	5,289,196	695,283	2,767,355	2,981,277
Loans (net of Unearned Discount)	176,193,506	155,698,769	171,269,946	149,611,876
Non Interest Bearing Deposits	40,067,230	37,152,865	38,567,126	33,100,187
Total Deposits	306,874,527	299,469,459	300,772,675	270,531,097
FHLB Overnight Advances	4,586,957	5,000,000	5,252,732	5,000,000
FHLB Term Borrowings	25,913,043	18,608,696	24,939,891	16,657,534
Fed Funds Purchased & REPO	1,777,663	2,754,912	2,894,884	1,297,238
Average Shareholders Equity	31,048,595	27,464,674	29,487,242	26,705,093
Average Shares Outstanding - Primary	2,255,110	2,208,043	2,243,527	2,186,028
Average Shares Outstanding Fully Diluted	2,301,185	2,252,262	2,290,049	2,269,919
Asset Quality:
Charged Off Loans	30,596	35,190	213,796	112,054
Recoveries	15,205	5,940	43,475	54,800

Period End: Non-Accrual Loans	270,546	0
Loans Past Due 90 Days or More	604,783	1,723,421
Other Non Performing Assets	124,520	140,000
Other Real Estate	-	97,000
Total Non Performing Assets	999,849	1,960,421
Per Share Data & Ratios:
Net Income Per Share - Basic	$ 0.53	$ 0.51	$ 1.95	$ 1.79
Net Income Per Share - Diluted	$ 0.52	$ 0.50	$ 1.91	$ 1.72
Period End Book Value Per Share	$ 13.87	$ 12.77
Return on Average Assets	1.27%	1.27%	1.18%	1.22%
Return on Average Equity	15.37%	16.36%	14.80%	14.66%
Efficiency Ratio	60.21%	57.10%	59.81%	59.02%
Average Loans to Average Deposits	57.42%	51.99%	56.94%	55.30%
Reserve for Loan Losses / Loans EOP	1.50%	1.55%
Net Interest Margin (FTE)	4.11%	4.22%	4.05%	4.21%